Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Spectrum Brands Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-226592, 333-178587, 333-43223, 333-45568, 333-124693, 333-197222, and 333-197223) on Form S-8 and the registration statements (No. 333-209396, 333-176522, 333-180070, and 333-192779) on Form S-3 of Spectrum Brands Holdings, Inc. (formerly HRG Group, Inc.) of our report dated November 23, 2018, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended September 30, 2018, and the effectiveness of internal control over financial reporting as of September 30, 2018, which reports appear in the September 30, 2018 annual report on Form 10 K of Spectrum Brands Holdings, Inc.

Our report dated November 23, 2018, on the effectiveness of internal control over financial reporting as of September 30, 2018, expresses our opinion that Spectrum Brands Holdings, Inc. did not maintain effective internal control over financial reporting as of September 30, 2018 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the Company’s ineffective risk assessment process to identify and assess necessary changes in generally accepted accounting principles, financial reporting processes and internal controls related to significant unusual transactions and an ineffective process level control over the accuracy of the carrying amount of the disposal group and the results of discontinued operations during the disposal period has been identified and included in management’s assessment.

/s/ KPMG LLP

Milwaukee, Wisconsin

November 23, 2018